EXHIBIT 1.1

LINE OF CREDIT AGREEMENT

This LINE OF CREDIT AGREEMENT (this "Agreement" or “Line of Credit Agreement”), dated as of May 8, 2008, by and among Alternative Construction Technologies, Inc., a Florida corporation, ("Company" or “Borrower”), and each buyer listed on the Schedule of Buyers attached hereto (each, including its successors and assigns, a “Buyer” or a “Lender” and collectively the “Buyers” or“Lenders”).

WHEREAS:

A. The Buyers and the Company have agreed that the Buyers, at their option, may make advances and extend credit to the Company under the Senior Secured Grid Note pursuant to the terms hereof, up to a maximum principal amount of $3,000,000 (expandable to $4,500,000, at the option of the Lead Investor), in the aggregate and the Company has agreed to issue certain Warrants to the Buyers in consideration hereof;

B. The Notes will be guaranteed by each of the Company's subsidiaries pursuant to the subsidiary guarantee attached hereto as Exhibit B-1 (the "Subsidiary Guarantee"), and be secured as evidenced by the security agreement attached hereto as Exhibit B-2 (the "Security Agreement") and the intellectual property security agreement attached hereto as Exhibit B-3 (the “Intellectual Property Security Agreement”).

NOW THEREFORE, the Company and each Buyer, severally and not jointly, hereby agree as follows:

1. CERTAIN DEFINITIONS. The Company and the each Buyer (severally and not jointly) mutually agree to the terms of each of the Transaction Documents. For purposes hereof:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934.

 “Closing Bring-Down Certificate” shall have the meaning set forth in Section 9(c) below.

“Closing Certificate” shall have the meaning set forth in Section 2(c)(ii) below.

“Closing Legal Opinion” shall have the meaning set forth in Section 2(c)(iii) below.

“Collateral” shall have the meaning ascribed to it in the Security Agreement.

“Common Stock” means the Company’s shares of Common Stock, par value $0.0001.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire, directly or indirectly, at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Convertible Securities” shall have the meaning ascribed to it in the Note.

"Eligible Market" means the over the counter Bulletin Board (“OTC-BB”), the New York Stock Exchange, Inc., the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the American Stock Exchange.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, Notes or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Intellectual Property” shall have the meaning set forth in Section 9(i) below.

“Intellectual Property Rights” shall have the meaning set forth in Section 9(i) below.

“June 2007 Debentures” shall mean the Debentures issued to the Original Holders pursuant to the June 2007 Securities Purchase Agreement.

 “June 2007 Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of June 30, 2007 by and among the Company and the Original Holders.

“Lead Investor” shall have the meaning ascribed to it in Section 10(g) below.

“Lien” shall have the meaning set forth in Section 11 below.

“Lockbox Agent” shall mean The PrivateBank and Trust Company.

“Lockbox Agreement” shall mean the Blocked Deposit Account Agreement by and between the Company, the Lenders and the Lockbox Agent, in form of Exhibit C attached hereto.

"Market Price," for any security as of any date, shall have the meaning ascribed to it in the applicable security.

 “Material Adverse Effect” means a material adverse effect upon the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries (or an Eligible Client and its subsidiaries, as applicable or an Eligible Contract) taken as a whole,

“Material Adverse Change” shall mean a material adverse change in the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries (or an Eligible Client and its subsidiaries, as applicable or an Eligible Contract) taken as a whole.

“Maximum Credit Limit” shall have the meaning set forth in Section 3 below.

“Officer’s Certificate” shall have the meaning set forth in Section 13(c) below.

“Original Holders” shall mean BridgePointe Master Fund Ltd., a Cayman Islands Exempted Company, CAMOFI MASTER LDC, a Cayman Islands Limited Duration Company and CAMHZN MASTER LDC, a Cayman Islands Limited Duration Company.

“Options” shall have the meaning ascribed to it in the Note.

“Patents” shall have the meaning set forth in Section 9(i) below.

“Permitted Liens” shall mean: (i) Liens on equipment purchased in the ordinary course of business consistent with past practice securing only the equipment so purchased and no other assets; and further provided that any such Liens shall not secure assets having a value greater than the fair market value of the equipment so purchased, and (ii) Liens subordinate to those created by this Agreement as long as the lienholder enters into a subordination agreement acceptable to the Buyers in their sole discretion.

“Person” shall mean an individual, a limited liability company, a partnership, a joint venture, an exempted company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Principal Market” shall have the meaning set forth in Section 10(c) below.

“Required Holders” shall have the meaning ascribed to it in the Note.

“Security Agreement” shall have the meaning ascribed to it in Recital “B” above.

“SEC Documents” shall have the meaning set forth in Section 9(f) below.

“Securities” shall have the meaning set forth in Section 8(a) below.

“Security Documents” shall mean the Security Agreement, the Intellectual Property Security Agreement, the Subsidiary Guarantee, and any other documents and filing required thereunder in order to grant the Buyers a first priority perfected security interest in the Senior Secured Contracts and a second priority perfected security interest in all of the other assets of the Company and the Subsidiaries as provided in the Security Agreement, including but not limited to all UCC-1 filing receipts and documentation evidencing filing of liens with the United States Patent and Trademark Office and the Deeds of Trust (or Amended Deeds of Trust, as applicable) required to be filed pursuant to the Security Agreement.

"Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

"Trading Day" shall mean any day on which the Common Stock is traded for any period on the Principal Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Trading Market” means the Eligible Market on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” shall mean this Line of Credit Agreement, the Note, the Security Documents, the Warrants, the 2007 Registration Rights Agreement (as defined in the Warrants) and any other agreements delivered together with this Agreement or in connection herewith.

“Warrants” shall have the meaning set forth in Section 2(b) below.

“Warrant Amount” shall have the meaning set forth in Section 2(b) below.

“Warrant Shares” shall have the meaning set forth in Section 8(a) below.

2. CLOSING; WARRANTS. As consideration for entering into this Agreement, on the Closing Date (as defined below), the Company shall issue to each Buyer a Warrant to purchase a number of shares of Common Stock equal to the Warrant Amount (as defined below).

 (a)  Closing Date. Subject to the satisfaction or waiver of the terms and conditions of this Agreement, the "Closing" with respect to a Buyer shall occur when the Company has delivered the Company Documents (as defined below) to the Lender and the Lender has delivered the Lender Documents (as defined below) to the Company. The date of the Closing shall be referred to herein as the “Closing Date.” Unless otherwise mutually agreed by the parties, the last Closing hereunder shall occur not later than May 9, 2008. The Closing contemplated by this Agreement shall occur on the applicable Closing Date at the offices of the Company, or at such other location as may be agreed to by the parties.

(b)  Accompanying Warrants. In consideration of entering into this Agreement, BridgePointe Master Fund Ltd., a Cayman Islands Exempted Company (“BridgePointe”) and CAMOFI MASTER LDC, a Cayman Islands Limited Duration Company (“CAMOFI”) shall each receive a Warrant (“Warrant”) to purchase 900,000 shares of Common Stock of the Company (the “Warrant Amount”). In the event that the Maximum Credit Limit is increased pursuant to Section 3 below, the Company shall issue additional Warrants to BridgePointe and CAMOFI pro rata in accordance with their funding of such increased Maximum Credit Limit, such that the aggregate Warrant Amount shall be increased to an amount equal to the product of (i) 900,000 multiplied by (ii) the quotient of (A) the amount by which the Maximum Credit Limit is increased divided by (B) $3,000,000. The Warrants shall be in the form of the Warrant annexed hereto as Exhibit D, except that the “Initial Exercise Price,” as defined therein, shall equal $2.50, subject to adjustment as set forth therein. The Warrants shall have a five (5) year term from their respective dates of issuance. The Original Holders agree that the issuance of the Warrants hereunder shall not trigger an adjustment to the conversion price of the June 2007 Debentures or to the exercise price of the warrants issued to the Original Holders in conjunction with the June 2007 Debentures.

 (c)  Closing Deliveries. Closing deliveries required hereunder may be made to the Company’s outside counsel, Thomas Amon to be held in trust pending the Closing. On the Closing Date, the Company will deliver or cause to be delivered to each Lender (the “Company Documents”):

(i) the items required to be delivered to Buyer pursuant to Section 13, duly executed by the Company where so required,

(ii) a certificate ("Closing Certificate") signed by its chief executive officer or chief financial officer (1) attesting to the truth and accuracy of all the representations and warranties made by the Company contained in this Agreement, as of the applicable Closing Date, as if such representations and warranties were made and given on all such dates, (2) adopting the covenants and conditions set forth in this Agreement in relation to the applicable Notes and Warrants, and (3) certifying that an Event of Default has not occurred,

(iii) a legal opinion of the Company's counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers and in substantially the same form as Exhibit E attached hereto in relation to the Company, the applicable Note, the applicable Warrant and the Transaction Documents ("Closing Legal Opinion"),

(iv) a true copy of certificate evidencing the Company's and each of its Subsidiaries’ qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business, as of a date within five (5) days of the Closing Date,

(v) the Lockbox Agreement, and

(vi) the Intercreditor Agreement (as defined in Section 11 below), duly executed by the Existing Lienholders (as defined in Section 11(c) hereof).

On the Closing Date, each Buyer shall deliver or cause to be delivered to the Company the following (the “Buyer Documents”): this Line of Credit Agreement and the Security Agreement duly executed by such Buyer.

3.  LINE OF CREDIT. Lender hereby establishes for a period extending from the date hereof until May 1, 2010 (the "Maturity Date"), which period may be extended as to a Buyer for up to five (5) additional one year periods at the sole option of that Buyer, upon the written approval that Buyer, a line of credit (the "Credit Line") for and on behalf of Borrower which equals up to three million

U.S. dollars (U.S. $3,000,000)(“Maximum Credit Limit”). The Maximum Credit Limit may be increased, at the option of the Lead Investor in its sole discretion, to an amount equal to four million five hundred thousand U.S. dollars (U.S. $4,500,000) at any time prior to the Maturity Date upon advance written notice to the Company; provided, however, that no Buyer shall be obligated to fund any amount of such increased Maximum Credit Limit unless it consents in writing to do so. In connection herewith, upon the first Advance (as defined below) Borrower shall execute and deliver to each Lender a Senior Secured Grid Note (the “Note”) in the amount of the Advance, in the form attached hereto as Exhibit "A". All sums advanced on the Credit Line pursuant to the terms of this Agreement (each an "Advance") shall become part of the principal amount of the Note. For purposes of clarification, if one Buyer extends the Credit Line and another Buyer does not, the Lender’s Pro Rata Percentage (as defined below) shall remain at the value defined below, and shall not change as a result in the reduction of the number of Buyers.

  4.  ADVANCES.

(a)  Certain Definitions. For purposes hereof:

“Available Credit Line Amount” shall mean the Credit Limit, minus the then aggregate amounts of principal and interest owing under all Notes issued pursuant to this Agreement.

“Credit Limit” shall mean the lesser of (i) sixty percent (60%) of the gross amount of Eligible Contracts or (ii) the Maximum Credit Limit.

“Eligible Contract” shall mean a bona fide contract or purchase order between the Company and any of the clients (“Eligible Clients”) listed on Schedule 4(a-1), provided that such contract is in substantially the same form as either the sample contract or purchase order in Schedule 4 (a-2) or Schedule 4(a-3), and provided further that a contract shall cease to be an “Eligible Contract” if either (i) the Company has not shipped the products called for in the contract to the applicable customer within thirty (30) days of the date of the contract, (ii) any payments from the customer in such contract to the Company are not made within ninety (90) days of the date that the Company ships product pursuant to such contract, (iii) there has been a Material Adverse Change to any customer which is a party to any such contract or purchase order, or (iv) the contract has been paid off and is no longer outstanding, or has been cancelled by either party.

“Lender’s Pro Rata Percentage” shall mean initially fifty percent (50%) for each Lender, provided that if the Maximum Credit Limit is increased, a Lender’s Pro Rata Percentage shall be subject to a pro rata adjustment based upon the amount, if any, of each Lender’s participation in such increase in the Maximum Credit Limit.

(b)  Notice of Advance Request by Company. Anytime prior to the Maturity Date that there exists any Available Credit Line Amount, the Company may provide each Lender with written notice (each, an “Advance Request Notice”) that the Company requests the Lenders to make an Advance under the Credit Line. Any Advance Request Notice shall be made by Borrower in writing, and shall set forth (i) the amount of the Advance requested (which shall not exceed the Lender’s Pro Rata Percentage of the then Available Credit Line Amount)(the “Requested Advance Amount”), (ii) the Credit Limit, and (iii) the Available Credit Line Amount as of the date of the notice, shall be signed by a duly authorized officer of Borrower, and shall be delivered to each Lender. The Advance Request Notice shall also contain a certification (the “Pre-Advance Certification”), signed by the Company's President and Chief Executive or Chief Financial Officer on behalf of the Company, as of the date of such notice, affirming (i) that there has been no Material Adverse Change to the Company since the date of this Agreement, (ii) that, to the best of the Company’s knowledge, there has been no Material Adverse Change to any of the Eligible Clients that are a party to any of the purchase orders or contracts that are being counted by the Company as Eligible Contracts, and (iii) there has been no event of default under the Notes or June 2007 Debentures which has not been cured, and the Company has made all payments of principal and interest on the Notes and the June 2007 Debentures which are then due.

(c) Funding of Advance. Subject to the provisions of Section 4(e) hereof, upon receipt of a duly completed and signed Advance Request Notice, each Lender, shall be obligated to advance funds in accordance herewith pursuant to an Advance Request Notice by delivering, not later than five (5) business days after Lender receives the applicable Advance Request Notice from the Borrower (the “Funding Deadline”), to Borrower or a depository account designated by Borrower, an amount equal to the Lender’s Requested Advance Amount (which shall not exceed the Lender’s Pro Rata Percentage of the Available Credit Line Amount), in immediately available funds.

(d) Advance by a Co-Lender. The obligation of a Lender (the “Primary Lender”) to Advance funds pursuant to an Advance Request Notice hereunder shall be satisfied if and to the extent that, in its sole discretion, it arranges to have another of the Lenders (the “Co-Lender”) Advance the full amount of such_Primary_Lender’s Advance Request Notice, in addition to such Co-Lender’s own associated Requested Advance Amount, toward such Primary Lender’s Requested Advance Amount.

(e)  Conditions to Obligation to Advance. Notwithstanding the above, the Lenders shall not be obligated to advance funds pursuant to an Advance Request Notice, if:

(i) the Company fails to provide a duly executed Advance Request Notice which contains the Pre-Advance Certification or either Lender has a good faith basis to dispute any item contained in the Pre-Advance Certification; or

(ii) a Lender, in its own discretion, makes a good faith determination that there has been a Material Adverse Change since the date of this Agreement to any one or more of the Eligible Clients that are a party to any of the purchase orders or contracts that are being counted by the Company as Eligible Contracts, and provides written notice of such determination to the Company prior to the Funding Deadline, provided that notwithstanding any such determination, the Lender shall remain obligated to Advance the maximum Requested Advance Amount that the Company could have requested excluding the Eligible Contracts of the disputed Eligible Client.

(f) Dispute Resolution. If the Company disputes a Lender’s determination that an Eligible Client has undergone a Material Adverse Change since the date of this Agreement, the Company and the Lender shall submit the disputed facts to a Major Accounting Firm (as defined below), acceptable to the Lender, for resolution within five (5) Business Days of the date that the Lender notifies the Company of its determination. The subject Advance shall not be considered due unless and until five (5) Business Days after the Major Accounting Firm provides the parties with a determination that the Eligible Client in question has not undergone a Material Adverse Change. The parties agree to abide by the determination of the Major Accounting Firm, and the non-prevailing party shall be responsible for the fees of the Major Accounting Firm. For purposes hereof, a “Major Accounting Firm” shall mean one of the top 5 accounting firms, by annual revenue, in the United States.

5. REDUCTION OF CREDIT LIMIT.  If at any time the Credit Limit is less than the then aggregate amounts of principal and interest owing under all Notes issued pursuant to this Agreement, the Company shall immediately (but in any event within ten (10) business days) redeem an amount of each of the Notes (pro rata from each Lender, based upon the amount of each Lender’s Note then outstanding) such that the aggregate principal and interest owing under all of the Notes is less than the Credit Limit.

6.  LOCKBOX.

(a) Lockbox Account. The Company, the Lenders and the Lockbox Agent shall enter into the Lockbox Agreement, whereby the Lockbox Agent is instructed to set up an account (the “Lockbox Account”) for the remittance of payments from the customers on the Eligible Contracts.

(b) Lockbox Invoices to Customers. The Company agrees that, promptly upon closing of the Line of Credit Agreement (with regard to existing customers under current Eligible Contracts) and promptly upon entering into any new Eligible Contract (with respect to future customers), the Company will send instructions (each, “Lockbox Payment Instructions”) to the customer requiring that payments on the Eligible Contract be remitted directly to the Lockbox Account. Upon shipment of product to a customer under any Eligible Contract, the Company shall provide the customer with an invoice requiring that payments on the Eligible Contract be remitted directly to the Lockbox Account (each, a “Lockbox Invoice”). The Company shall promptly provide each of the Lenders with a copy of each Lockbox Payment Instructions and each Lockbox Invoice, together with evidence that each has been delivered to the applicable customer.

(c) Sweep of Funds from Lockbox. The Company shall provide irrevocable instructions to the Lockbox Agent to follow instructions provided by the Lead Investor as to disbursement of the funds out of the Lockbox Account. The Company agrees that 100% of the funds out of the Lockbox Account shall be disbursed to the Lenders (pro rata to each Lender, based upon the amount of each Lender’s Note then outstanding), and such funds shall be applied first toward interest due on the Notes, next toward reduction of the principal amount of the Notes, until paid in full, and any remaining amounts shall be disbursed to the Company.

7. COLLATERAL. The payment of all sums advanced pursuant to this Agreement shall be subject to the Security Documents dated as of a date even herewith by and among the parties hereto and shall be secured by, and Borrower hereby grants Lenders a security interest, pro rata in accordance with their interests in and to the Collateral, as such term is defined in the Security Agreement.

8. BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer represents and warrants to the Company solely as to such Buyer that:

(a)  Investment Purpose. As of the date hereof, the Buyer is purchasing the Note and the Warrants and the shares of Common Stock issuable upon exercise thereof (the "Warrant Shares" and, collectively with the Note and Warrants, the "Securities") for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; PROVIDED, HOWEVER, that by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and applicable state securities laws.

(b) Accredited Investor Status. The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act (an "Accredited Investor").

(c) Reliance On Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(d) Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer or its advisors. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in Section 9 below. The Buyer understands that its investment in the Securities involves a significant degree of risk.

(e) Transfer Or Re-Sale. The Buyer understands that (i) the sale or re-sale of the Securities has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the Securities may not be transferred or resold unless (a) the Securities are sold pursuant to an effective registration statement under the 1933 Act, (b) the Buyer shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope reasonably satisfactory to counsel to the Company) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (c) the Securities are sold or transferred to an "affiliate" (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) ("Rule 144") of the Buyer who agrees to sell or otherwise transfer the Securities only in accordance with this Section 8(e) and who is an Accredited Investor, or (d) the Securities are sold pursuant to Rule 144; and (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule. Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(f)  Organization; Authorization; Enforcement. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Buyer has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which Buyer is a signatory and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a signatory have been duly and validly authorized and no further consent or authorization of Buyer, its manager or members is required. This Agreement has been duly executed and delivered on behalf of the Buyer, and this Agreement constitutes, and upon execution and delivery by the Buyer of the other Transaction Documents to which Buyer is a signatory, such agreements will constitute, legal, valid and binding agreements of the Buyer enforceable in accordance with their terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(g) Residency. The Buyer’s residency is as indicated on its signature page hereto.

(h) Knowledge And Experience. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

(i) Short Sales Prior To The Date Hereof. Buyer and its Affiliates have not from the time that such Buyer first received a term sheet (written or oral) from the Company or any other person setting forth the material terms of the transactions contemplated hereunder until the date hereof entered into or effected, or attempted to induce any third party to enter into or effect, any short sales of the Common Stock, or any hedging transaction which establishes a net short position with respect to the Common Stock.

(j) Independent Investment Decision. Such Buyer has independently evaluated the merits of its decision to purchase the Securities pursuant to the Transaction Documents, and such Buyer confirms that it has not relied on the advice of any other Buyer's business and/or legal counsel in making such decision.

9. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each Buyer as of the date hereof and as of the date hereof that, except as set forth on the Company’s disclosure schedules referred to herein and attached hereto or any update thereto prior to the Closing Date (so long as such schedules do not contain any material adverse change)(collectively, the “Disclosure Schedules”):

(a) Organization And Qualification. The Company and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Schedule 9(a) sets forth a list of all of the Subsidiaries of the Company and the jurisdiction in which each is incorporated. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Security Documents, the Note and the Warrants and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof, (ii) except as otherwise set forth in Schedule 9(b), the execution and delivery of this Agreement, the Security Documents, the Note and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Note and the Warrants and the Warrant Shares issuable upon exercise of or otherwise pursuant to the Warrants) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement, the Securities Agreement, the Subsidiary and the Note (to the extent that an Advance is requested concurrently with the Closing) have each been duly executed and delivered by the Company, and the Security Agreement and the Subsidiary Guarantee have been duly executed and delivered by each of the Subsidiaries, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the Security Documents, the Note and the Warrants, each of such agreements and instruments will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Capitalization. As of the date hereof, the authorized capital stock of the Company is as set forth on Schedule 9(c-1).  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, of which approximately 8,000,000  shares are outstanding as of the date hereof; 1,500,000 Series A Preferred Stock, par value $1.00 per share, of which all are issued and outstanding;  1,000,000 shares of Series C Preferred, par value $0.0001 per share, authorized with 379,358 shares issued and outstanding; and, 44,000,000 shares of “blank check” preferred stock, par value $0.0001 of which none are issued and outstanding as of the date hereof.   There are no outstanding securities which are convertible into shares of Common Stock, except the June 2007 Debentures, and as disclosed in Schedule 9(c) attached hereto, whether such conversion is currently convertible only upon some future date or the occurrence of some event in the future, except as disclosed on Schedule 9(c-1).  If any such securities are listed on the Schedule 9(c-1), the number or amount of each such outstanding convertible security and the conversion terms are set forth in said Schedule 9(c-1).  All of such outstanding shares of capital stock set forth in Schedule 9(c-1) are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable.

No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in Schedule 9(c-2), as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Note, the Warrants, or the Warrant Shares. The Company has furnished to each Buyer true and correct copies of the Company's and each Subsidiary’s Articles of Incorporation as in effect on the date hereof ("Articles Of Incorporation"), the Company's By-laws, as in effect on the date hereof (the "By-Laws"), and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto. In the event that the date of execution of this Agreement is not the Closing Date, the Company shall provide each Buyer with a written update of this representation signed by the Company's President and Chief Executive or Chief Financial Officer on behalf of the Company as of the Closing Date (“Closing Bring-Down Certificate”). No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(d) Issuance of Shares. Upon exercise of the Warrants in accordance with their respective terms, and receipt of the exercise price therefor, the Warrant Shares, along with any other shares issued pursuant to the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and shall not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

 (e) No Conflicts. Except as otherwise set forth in Schedule 9(e), the execution, delivery and performance of each of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance of the Warrant Shares) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws, (ii) trigger any resets of conversion or exercise prices in other outstanding convertible securities, warrants or options of the Company, (iii) trigger the issuance of securities by the Company to any third party, (iv) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (v) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except, in the case of clauses (i), (iv) and (v) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, By-laws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its Subsidiaries in default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as a Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, the violation of which would have a Material Adverse Effect. Except as disclosed in Schedule 9(e) or as specifically contemplated by this Agreement or as required under the 1933 Act, the 1934 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement, the Security Documents, the Notes or the Warrants in accordance with the terms hereof or thereof or to issue and sell the Notes and Warrants in accordance with the terms hereof and to issue the Warrant Shares upon exercise of or otherwise pursuant to the Warrants. Except as disclosed in Schedule 9(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(f) SEC Documents; Financial Statements. Since at least the beginning of the most recent fiscal quarter that began more than two (2) years prior to the Closing Date, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and since at least the beginning of the most recent fiscal quarter that began more than two (2) years prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). For purposes of this Agreement, “Timely Filed” shall mean that the applicable document was filed (i) by its original due date under the 1934 Act, or, if a request for an extension was timely filed, (ii) by such extended due date. True and complete copies of the SEC Documents are available on the SEC’s internet website (www.sec.gov), except for such exhibits and incorporated documents. Upon the request of a Buyer, the Company will promptly provide copies of the SEC Documents to such Buyer. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior to the date hereof). As of their respective dates, the financial statements of the Company (and the Buyers thereto) included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Company’s most recent 10-QSB or 10-KSB and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

   (g) Absence Of Certain Changes. Except for losses incurred in the ordinary course of business consistent with prior practice that have been publicly disclosed at least five (5) days prior to the date hereof or as set forth on Schedule 9(g) hereof, since the date of the Company’s most recent 10-QSB or 10-KSB, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of its Subsidiaries. For purposes of this Section 9(g), the terms "Material Adverse Change" and "Material Adverse Development" shall exclude continuing losses that are consistent with the Company's historical losses. Except as disclosed in Schedule 9(g), since the date of the Company’s most recent audited financial statements contained in a Form 10-KSB, neither the Company nor any of its Subsidiaries has

(i) declared or paid any dividends on its Common Stock;

(ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business consistent with prior practice;

(iii) except as set forth in Schedule 9(g), had capital expenditures, individually or in the aggregate, in excess of $100,000;

(iv) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(v) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such subsidiary's business;

(vi) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with prior practice;

(vii) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(viii) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with prior practice;

(ix) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business consistent with prior practice;

(x) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(xi) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(xii) made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(xiii) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business consistent with prior practice;

(xiv) made charitable contributions or pledges in excess of $10,000;

(xv) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xvi) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xvii) effected any two or more events of the foregoing which in the aggregate would be material to the Company or its subsidiaries; or

(xviii) entered into an agreement, written or otherwise, to take any of the foregoing actions.

Except as set forth in Schedule 9(g), neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(h) Absence Of Litigation. Except as disclosed in Schedule 9(h-1), to the best knowledge of the Company or any of its Subsidiaries, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such. Schedule 9(h-2) contains a complete list and summary description of any known pending or threatened proceeding against or affecting the Company or any of its Subsidiaries, without regard to whether it, if adversely decided, would have a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(i) Patents, Copyrights, Etc. All of the Company’s material patents, patent applications, Patents (as defined below), patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property") are set forth in Schedule 9(i-1) hereof. The Company and its Subsidiaries own or possess adequate rights or licenses to use all of the Intellectual property and the rights to receive proceeds from patent licensing agreements, patent infringement litigation or other litigation related to such intellectual property (collectively, the “Intellectual Property Rights”). Any Liens, encumbrances or licenses that have been granted against the Intellectual Property are listed in Schedule 9(i-2). Except as set forth in Schedule 9(i-2), none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. Except as otherwise set forth on Schedule 9(i-2), the Company owns all right and title to the Intellectual Property free and clear of any Liens or encumbrances and has not granted any licenses or rights to use any of the Patents to any third party. The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all Intellectual Property necessary to enable it to conduct its business as now operated, including but not limited to the intellectual property set forth in Schedule 9(i-1) hereof (and, except as otherwise set forth in Schedule 9(i-2) hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future), except for such licenses or rights the failure of which to own or possess would not, individually or in the aggregate, have a Material Adverse Effect; there is no claim or action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, except as otherwise set forth in Schedule 9(i-2) hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future), except for actions or claims which, if adversely decided, would not have a Material Adverse Effect; to the best of the Company's knowledge, the Company's or its Subsidiaries' current and intended products, services and processes do not infringe on any Intellectual Property Rights or other rights held by any person, and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

For purposes hereof, "Patents" means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule 9(i-1) hereof), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof, in each case owned by the Company or an of its Subsidiaries.

(j) No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is reasonably likely in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement, or has knowledge of a breach of any contract or agreement to which the Company or any of its Subsidiaries is a party, either of which in the judgment of the Company's officers has or is reasonably likely to have a Material Adverse Effect.

(k) Tax Status. Except as set forth on Schedule 9(k), the Company and each of its Subsidiaries has timely made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. Except as set forth on Schedule 9(k), none of the Company's tax returns is presently being audited by any taxing authority.

(l) Transactions With And Obligations To Affiliates.    Other than the grant of stock options disclosed on Schedule 9(l), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than customary employment contracts for ordinary course services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.  Schedule 9(l) sets forth any loans, payables, payments, transactions, debt or equity securities, or similar agreements or obligations between the Company and any officers, directors, management or Affiliates of the Company.

(m) Acknowledgment Regarding Buyer’s Purchase Of Securities. The Company acknowledges and agrees that each Buyer is acting (i) solely in the capacity of arm's length purchaser and (ii) severally, and not jointly, with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and that any statement made by each Buyer or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to such Buyer’s purchase of the Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to each Buyer that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

(n) No Integrated Offering. Neither the Company, nor any of its Affiliates, or any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Securities to any Buyer. The issuance of the Securities to each Buyer will not be integrated with any other issuance of the Company's securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Company or its securities.

(o) No Brokers. The identity of any brokers or placement agents (each, a “Placement Agent”) that are receiving compensation in respect to this Offering, along with the amount of cash, warrants or other consideration that compose any compensation to each such broker or placement agent, are disclosed in Schedule 9(o) hereto. Other than as set forth on Schedule 9(o), the Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby. The Company shall indemnify and hold harmless each of Buyer, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees.

(p) Conduct of Business; Regulatory Permits; Compliance. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to so possess any such Company Permits would not have a Material Adverse Effect, and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its respective Certificates or Articles of Incorporation or its Bylaws or their organizational charter or bylaws, respectively. Since the beginning of the most recent fiscal quarter that began more than two (2) years prior to the Closing Date, neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect. Neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. To the best of the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by its Principal Market in the foreseeable future.

(q) Title To Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, encumbrances and defects except such as are described in Schedule 9(q) or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

(r) Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(s) Solvency. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below) and currently the Company has no information that would lead it to reasonably conclude that the Company or any Subsidiary would not have the ability to, nor does it intend to take any action that would impair its ability to, pay its debts from time to time incurred in connection therewith as such debts mature. Except as disclosed in Schedule 9(s), the Company did not receive a qualified opinion from its auditors with respect to its most recent fiscal year end and does not anticipate or know of any basis upon which its auditors might issue a qualified opinion in respect of its current fiscal year. For purposes of this Section 9(s), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(t) No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be, an "investment company" required to be registered under the Investment Company Act of 1940 (an "Investment Company"). The Company is not controlled by an Investment Company.

(u) No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company's businesses consistent with prior practice which have been disclosed in the Company’s SEC Documents and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect other than as set forth in Schedule 9(u).

(v) No Disagreements With Accountants And Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company or any Subsidiary to arise, between the Company or any Subsidiary and the accountants and lawyers formerly or presently employed by the Company or any Subsidiary, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(w) Company Acknowledgment. The Company hereby acknowledges that each Buyer may elect to hold its Note and the Warrants for various periods of time, as permitted by the terms of the Transaction Documents and the Company further acknowledges that no Buyer has made any representations or warranties, either written or oral, as to how long the Securities will be held by such Buyer or regarding Buyer’s trading history or investment strategies.

(x) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes material, nonpublic information concerning the Company or its Subsidiaries other than the existence of the transactions contemplated by this Agreement or the other Transaction Documents. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, or that would be required to be disclosed by the Company or any Subsidiary under applicable securities laws on a registration statement on Form S-1 or any other appropriate form filed with the SEC relating to an issuance and sale by the Company of its Common Stock, but which has not been so disclosed, in each case other than the transactions contemplated by this Agreement and by the other Transaction Documents.

(y) Absence Of Certain Company Control Person Actions Or Events. To the Company’s knowledge, during the past five (5) years:

(i) No petition under the federal bankruptcy laws or any state insolvency law was filed by or against, and no receiver, fiscal agent or similar officer was appointed by a court for the business or property of such Company Control Person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(ii) No Company Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii) No Company Control Person has been the subject of any order, judgment or decree, that was not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(A) acting, as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, any other Person regulated by the Commodity Futures Trading Commission (“CFTC”) or engaging in or continuing any conduct or practice in connection with such activity;

(B) engaging in any type of business practice; or

(C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(iv) No Company Control Person has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Company Control Person to engage in any activity described in paragraph (3) of this item, or to be associated with Persons engaged in any such activity; or

(v) No Company Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

For purposes hereof, “Company Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Company pursuant to Rule 405 under the 1933 Act or Section 20 of the 1934 Act.

(z) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended to date, which are applicable to it as of the Closing Date.

(aa) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any Subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(bb) Indebtedness And Other Contracts.  Except as disclosed in Schedule 9(bb), neither the Company nor any of its Subsidiaries (i) has any outstanding indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any indebtedness, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 9(bb) provides a detailed description of the material terms of any such outstanding Indebtedness.

(cc)  Conduct Of Business. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 9(cc), neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market other than violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as disclosed on Schedule 9(cc) since April 3, 2008, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market, and the Company has not received any letters of inquiry from the SEC Division of Enforcement or state securities regulators in the past 24 months related to any potential or alleged violation of state or federal securities laws. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(dd)  Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, or Affiliate of the Company or any of its Subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not directly or indirectly use the proceeds of any Advance or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

10. COVENANTS. Notwithstanding anything to the contrary herein, with respect to the covenants in this Agreement applicable to the Company the Company’s obligations to follow such covenants shall continue until such time as any and all amounts outstanding under all of he Notes have been paid in full.

(a) Reporting Status. The Company's Common Stock is registered under Section 12(b) or 12(g) of the 1934 Act. So long as any Buyer beneficially owns any of the Securities, the Company shall timely file all SEC Documents required to be filed under the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

(b) Buyers’ Right of Participation in Future Financings.

(i) From the date hereof and during the period that any amount of any Note is outstanding, upon any financing by the Company or any of its Subsidiaries (each, a “Subsequent Financing”) of Common Stock or Common Stock Equivalents (as defined in Section 1), excluding any securities issued pursuant to the Offering described in this Agreement, each Buyer shall have the right to participate (the “Buyer’s Right of Participation”) in up to such Buyer’s Participation Maximum (as defined below) of the Subsequent Financing, provided that any securities issued to the Buyer hereunder, and any securities issuable pursuant to the conversion or exercise of such securities, shall be subject to the Beneficial Ownership Limitation (as defined in the Warrant).

(ii) At least ten (10) days prior to the closing of the Subsequent Financing, the Company shall deliver to each Buyer a written notice of its intention to effect a Subsequent Financing (an “Advance Notice Of Financing”), which Advance Notice of Financing shall ask such Buyer if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Buyer, and only upon a request by such Buyer, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Buyer. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto and complete, definitive legal documentation (“Legal Documents”) for the proposed Subsequent Financing.

(iii) Any Buyer desiring to participate in such Subsequent Financing must provide written notice (“Participation Notice”) to the Company within five (5) Trading Days after such Buyer has received the Subsequent Financing Notice that the Buyer is willing to participate in the Subsequent Financing on the same terms and conditions of such Subsequent Financing, the amount of the Buyer’s participation, and that the Buyer has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no timely notice from a Buyer, such Buyer shall be deemed to have notified the Company that it does not elect to participate. Buyer shall not be obligated to participate in a Subsequent Financing after delivering a Participation Notice to the Company until after the Buyer has reviewed and agreed to the final Legal Documents for such offering.

(iv) If by 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the requesting Buyers have received the Subsequent Financing Notice, notifications by the Buyers of their willingness to participate in the Subsequent Financing account for, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and to the Persons set forth in the Subsequent Financing Notice; provided, however, if such participation by the Buyers causes the parties providing Subsequent Financing to withdraw such Subsequent Financing, then the Buyers (in the aggregate, on a pro rata basis) will be permitted, at their option, to either (i) participate in amounts representing one hundred percent (100%)(in the aggregate, for all such Buyers) of such Subsequent Financing, or (ii) participate in amounts representing not more than twenty percent (20%) (in the aggregate, for all such Buyers) of such Subsequent Financing.

(v) If by 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after all of the Buyers have received the Subsequent Financing Notice, the Company receives responses to a Subsequent Financing Notice from Buyers seeking to purchase more than the aggregate amount of the Subsequent Financing, each such Buyer shall have the right to purchase up to (the “Buyer’s Participation Maximum”) (a) the applicable Lender’s Pro Rata Portion of the Subsequent Financing, plus (b) a pro rata amount of the aggregate of the unused Lender’s Pro Rata Portions of the other Buyers.

(vi) For purposes of clarity, in the event that there is any amount of a Subsequent Financing that is not requested to be purchased by a Buyer, then any other Buyer shall have the right to purchase such remaining amount of the Subsequent Financing.

(vii) The Company must provide the Buyers with a second Subsequent Financing Notice, and the Buyers will again have the right of participation set forth above in this Section 10(b)(vii), if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(viii) The Company and the Buyers agree that if any Buyer elects to participate in the Subsequent Financing, (x) neither the agreement regarding the Subsequent Financing nor any other transaction documents related thereto (collectively, the "Subsequent Placement Documents") shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Buyer prior to such Subsequent Financing, and (y) the Buyers shall be entitled to the same registration rights provided to other investors in the Subsequent Financing.

(ix) Injunctive Relief. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Agreement or any of the Transaction Documents. The Company acknowledges that a breach by it of its obligations under this Agreement or the other Transaction Documents, including but not limited to a breach of its obligations under this subsection 10(b) hereof, will cause irreparable harm to each Buyer, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement or the other Transaction Documents, including but not limited to a breach of its obligations under this Subsection 10(b) hereof, will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement or the other Transaction Documents, that each Buyer shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure any breaches of the provisions of this Agreement or the other Transaction Documents, including but not limited to a breach of its obligations under this Subsection 10(b), and to enforce specifically the terms and provisions of this Agreement and the other Transaction Documents, including but not limited to its obligations under this subsection 10(b), without the necessity of showing economic loss and without any bond or other security being required. Specifically, a Buyer shall be entitled to injunctive relief to cause the court to rescind any financing or financings or other transactions between the Company and a third party that are in violation of this Subsection 10(b).

(c)  Listing. The Company shall use its best efforts to promptly secure the listing of the Warrant Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, so long as any Buyer owns any of the Securities, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Warrant Shares from time to time issuable upon exercise of or otherwise pursuant to the Warrants. The Company will use its best efforts to obtain and, so long as any Buyer owns any of the Securities, maintain the listing and trading of its Common Stock on an Eligible Market (whichever Eligible Market is at the time the principal trading exchange or market for the Common Stock is referred to herein as the "Principal Market"), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Financial Industry of Regulatory Authority (“FINRA”) and such exchanges, as applicable. The Company shall promptly provide to Buyer copies of any notices it receives from the Principal Market and any other exchanges or quotation systems on which the Common Stock is then listed regarding the continued eligibility of the Common Stock for listing on such exchanges and quotation systems.

(d) Corporate Existence. So long as a Buyer beneficially owns any portion of the Notes, Warrants or Warrant Shares, the Company shall maintain its corporate existence in good standing and remain a “Reporting Issuer” (defined as a Company which files periodic reports under the 1934 Act).

(e) No Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Securities to the Buyers in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Buyers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

(f) Equal Treatment of Buyers. The terms of the Securities issued to Buyers per the terms of this Agreement and the Transaction Documents shall be identical in all material respects. In addition, neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption, exercise of the Warrants, or otherwise, to any Buyer or holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment. of any terms or provisions of the Transaction Documents, unless such consideration is required to be paid to all Buyers or holders of Securities bound by such consent, waiver or amendment. The Company shall not, directly or indirectly, redeem any Securities unless such offer of redemption is made pro rata to all Buyers or holders of Securities, as the case may be, on identical terms. For clarification purposes, this provision constitutes a separate right granted by the Company to each Buyer of Securities and negotiated separately by each Buyer, is intended for the Company to treat the Buyers as a class, and shall not in any way be construed as the Buyers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

(g)   Legal and Due Diligence Fees. The Company shall pay a non-accountable cash fee of $10,000 to BridgePointe Master Fund Ltd. (the “Lead Investor”) and a non-accountable cash fee of $10,000 to Centrecourt Asset Management, each at closing, as reimbursement for legal services rendered by its attorneys in connection with this Agreement and the purchase and sale of the Notes and Warrants and as reimbursement for due diligence expenses. The Lead Investor may withhold such amount, in the aggregate, out of any one or more Advances, and such withheld amount shall be credited toward the principal amount of its Note.

(h) Non-Public Information. The Company covenants and agrees that from and after the date hereof, neither it nor any other Person acting on its behalf will provide any Buyer or its agents or counsel with any information that constitutes material non-public information, unless prior thereto such Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company. In the event of a breach of the foregoing covenant by the Company, or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Company shall publicly disclose any material, non-public information in a Form 8-K within two (2) Business Days of the date that it discloses such information to the Buyer. In the event that the Company discloses any material, non-public information to the Buyer and fails to publicly file a Form 8-K in accordance with the above, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure. The Company understands and confirms that each Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(i) Appointment of Directors. Anytime after the Closing of the Credit Line hereunder until the Maturity Date, the Buyers, at their option, may recommend two nominees to be mutually agreed to by the Original Holders (the “Buyers’ Nominees”) for the Company’s Board of Directors. The Company agrees that its Board of Directors, or the Nominating Committee of the Board, as applicable, shall appoint as members of the Company’s Board of Directors the Buyers’ Nominees. After such appointment, the Company and its Board of Directors shall use their best efforts to obtain shareholder ratification of the appointment of the Buyers’ Nominees at the next shareholder meeting. After any and all amounts due and owing under all of the Notes have been repaid in full or after the Maturity Date, whichever is later, the Company may allow the Buyers’ Nominees to rotate off of the Company’s Board of Directors after they serve out the remainder of their term (but the Buyers’ Nominees shall not be required to resign). The Company shall execute Conflict Waiver and Acknowledgement that the 2 nominees, after named directors, shall be subject to a “Chinese Wall”, meaning that inside nonpublic information that the directors shall possess will not be imputed in any way whatsoever to the buyer.

(j) From the date hereof and during the period that any amount of any Note is outstanding, the Company shall not issue or sell, or agree to issue or sell “Highly Dilutive Equity Securities” (as defined in the June 2007 Securities Purchase Agreement), without obtaining the prior written approval of each of the Buyers.

(k) In exchange for Common Stock Purchase Warrants “A” in the amounts of 200,000, 150,000 and 50,000, respectively, and Common Stock Purchase Warrants “B” in the amounts of 250,000, 187,500 and 62,500, respectively, to be issued by the Company in each of their respective names, BridgePointe, CAMOFI and CAMHZN Master LDC, a Cayman Islands limited duration company hereby waive any defaults under the June 2007 Securities Purchase Agreement or the June 2007 Debentures caused by the Company’s issuance of securities pursuant to its December 2007 equity securities transaction with T Squared Partners LLC. In exchange for 100,000 shares of Common Stock to be issued to BridgePointe, 75,000 shares of Common Stock to be issued to CAMOFI and 25,000 shares of Common Stock to be issued to CAMHZN, each of. BridgePointe, CAMOFI and CAMHZN agree to waive all currently existing registration defaults (but no protective defaults) pursuant to the June 2007 Securities Purchase Agreement and the associated Registration Rights Agreement (all of the warrants and Common Stock referred to in this section shall be referred to as the “Default Compensation Securities”).

11.  SECURITY; SENIOR DEBT.

(a) The Notes are secured by the Security Documents of even date herewith.

(b) As of the Closing Date, no indebtedness or other equity of the Company is senior to or pari passu with the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, except that the Notes shall be pari passu in right of payment with the June 2007 Debentures.

(c) The Lenders agree and acknowledge that their security interest in the property, described in Schedule 11(c) hereof (the “BB&T Secured Property”), owned by the Company’s Subsidiary, Alternative Construction by Ionian, Inc. (“Ionian”), shall be junior and subordinate to the currently existing Lien in the BB&T Secured Property in favor of BB&T Bank Branch Banking & Trust, Co. (“BB&T”), which secures debts in the amount of $11,579, $400,188 and $149,992, respectively, owed to BB&T by Ionian. It is understood by the parties that Ionian utilizes BB&T to build homes under contract. The line of credit is for up to $1,000,000 and may only be used to fund the construction of homes. Unless expressly prohibited by BB&T’s loan documents (in which case, Ionian shall seek to obtain the consent of BB&T), the Company shall file an Amended Deed of Trust pursuant to Section 3(b) of the Security Agreement with respect to the BB&T Secured Property.

(d) The Lenders shall have a first priority senior security interest in the Collateral (as defined in the Security Agreement), provided that the Lenders’ security interest in the Collateral shall be pari passu with to the security interests of the holders of the June 2007 Debentures (the “Existing Lienholders”), provided further that the Secured Parties’ security interest in contracts with Eligible Clients (the “Senior Secured Contracts”) shall be a first priority security interest senior to all current or future liens on the Senior Secured Contracts, including the liens of the Existing Lienholders, and provided further that the Lenders each hereby agree to relinquish their respective security interests in the Collateral, other than the Senior Secured Contracts and agree to file an amended UCC-1 form in any appropriate jurisdiction(s) to reflect the reduced Collateral after any and all amounts outstanding under the June 2007 Debentures have been paid in full.

(e) As a condition to closing, the Lenders shall obtain a duly completed and signed intercreditor agreement (the “Intercreditor Agreement”) from the Existing Lienholders binding them to the priorities specified above.

(f) Except as otherwise set forth on Schedule 11 annexed hereto, the Company hereby represents that the Holder has a senior lien on the Collateral (as defined in the Security Agreement), and agrees not to grant any liens on the Collateral, except for Permitted Liens. From the Original Issue Date (as defined in the Notes) of the Notes through the date that all of the Notes have been paid in full, will not issue nor permit any Subsidiary to issue any securities or incur any indebtedness that is senior to or pari passu with the Notes and, before entering into any future debt with a third party or permitting any Subsidiary to enter into any future debt with a third party (unless the issuance of such debt is otherwise prohibited under the terms of the Transaction Documents), the Company shall first obtain a subordination agreement, satisfactory to Buyer, from the proposed debt holder. The Company agrees to take all necessary actions to assist the Holder in perfecting the Holder’s lien on each piece of Collateral within fifteen (15) days of the date hereof, including but not limiting to signing and delivering the appropriate forms.

(g) The Company hereby represents that, except as otherwise set forth on Schedule 11 annexed hereto, there are no liens or encumbrances on the Intellectual Property (as defined in Section 10(i)) or the Collateral. The Company agrees that from the Original Issue Date of the Notes through the date that all of the Notes have been paid in full (the “Covered Period”), the Company shall not enter into, create, incur, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) upon or in the Intellectual Property or the Collateral owned by the Company or any of its Subsidiaries and shall not assign or transfer any interest in the Patents owned by the Company or any of its Subsidiaries. In the event that the Company attempts to place any Lien or Liens on the Intellectual Property or the Collateral or attempts to assign or transfer any interest in the Intellectual Property or the Collateral during the Covered Period, the Buyer shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent such Lien or transfer. Before entering into any future debt with a third party, the Company shall first obtain a subordination agreement, satisfactory to Buyer, from the proposed debt holder.

12. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL. The obligations of the Company hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

  (a) The Buyer shall have executed each of the Transaction Documents which requires Buyer’s signature, and delivered the same to the Company or its designated escrow agent.

  (b) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

  (c) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

13. CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE. The obligations of each Buyer hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for such Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

(a) The Company and its Subsidiaries, as applicable, shall have executed this Agreement, and the Security Documents and the Notes, in the name of each Buyer, in the initial face amount of any funds Advanced by such Buyer, and delivered the same to the Buyers.

(b) The Company shall have delivered to such Buyer the duly executed Warrants in accordance with Section 2(b) above, plus the Default Compensation Securities (as described in Section 10(k) in the names of BridgePointe, CAMOFI and CAMHZN, as applicable).

(c) The representations and warranties of the Company contained in this Agreement, as modified by the Exhibits and Schedules hereto, shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate or certificates (the “Officer’s Certificate”), executed by the President and Chief Executive Officer of the Company, dated as of the applicable Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, but not limited to certificates with respect to the Company's Certificate of Incorporation, By-laws and Board of Directors' resolutions relating to the transactions contemplated hereby.

(d) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e) Trading in the Common Stock on the Principal Market shall not have been suspended by the SEC or the Nasdaq and, within two (2) Business Days of the Closing, the Company will make application to the Principal Market, if legally required by Nasdaq, to have the Warrant Shares authorized for quotation.

(f) The Buyers shall have received a Closing Legal Opinion as further described in Section 2(c)(iii) hereof.

(g) The Buyers shall have received a Closing Certificate described in Section 2(c)(ii) above, dated as of the Closing Date.

(h) In accordance with the terms of the Security Documents, the Company shall have delivered to the Buyer (i) the Security Agreement and the Intellectual Property Security Agreement, each signed by the Company and each of its subsidiaries, (ii) the Subsidiary Guarantee, duly executed by each of the Company’s subsidiaries, (iii) certificates representing the Subsidiaries' shares of capital stock, along with duly executed blank stock powers, and (iv) appropriate financing statements on Form UCC-1 to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(i) Prior to the Closing, the Company shall have delivered or caused to be delivered to each Buyer (A) certified copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five (5) years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Buyers, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Buyers shall not show any such Liens (as defined in the Security Documents); and (B) a perfection certificate, duly completed and executed by the Company and each of its Subsidiaries, in form and substance satisfactory to the Buyers.

(j) Promptly following the Closing, the Company shall cause the Intellectual Property Security Agreement to be duly filed with the United States Patent and Trademark Office.

(k) No Material Adverse Changes shall have occurred since the date that the Buyers executed this Agreement.

14. GOVERNING LAW; MISCELLANEOUS.

(a) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. THE PARTIES HEREBY WAIVE ALL RIGHTS TO, AND AGREES NOT TO REQUEST, A TRIAL BY JURY FOR ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR BY ANY OF THE TRANSACTION DOCUMENTS.

(b) Counterparts; Signatures By Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersede all previous communication, representation, or Agreements whether oral or written, between the parties with respect to the matters covered herein. Except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Agreement may not be orally modified. Only a modification in writing, signed by authorized representatives of each Buyer will be enforceable. The parties waive the right to rely on any oral representations made by the other party, whether in the past or in the future, regarding the subject matter of the Agreement, the instruments referenced herein or any other dealings between the parties related to investments or potential investments into the Company or any securities transactions or potential securities transactions with the Company.

(f) Independent Nature Of Buyers’ Obligations And Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Buyer pursuant thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose. Each Buyer has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

(g)  Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company, to:

Attn:
Michael W. Hawkins, CEO & President
Alternative Construction Technologies, Inc.
2910 Bush Drive
Melbourne, FL 32935
United States - Map
Phone: 321-421-6601
Fax: 321-308-0320
Web Site: http://www.actechpanel.com

With a copy to:

Thomas G. Amon
Law Offices of Thomas G. Amon
250 West 57th Street, Suite 1316
New York, NY 10107

Tel:   212-810-2430
Fax:  212-810-2427

If to a Buyer:

To the address set forth immediately below such Buyer's name on the signature pages hereto.

Each party shall provide notice to the other party of any change in address.

(h) Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, subject to compliance with applicable securities laws, any Buyer may assign its rights hereunder to any person that purchases Securities in a private transaction from a Buyer or to any of its "Affiliates," as that term is defined under the 1934 Act, without the consent of the Company.

(i) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(j) Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the closing hereunder for the maximum period permitted by applicable law notwithstanding any due diligence investigation conducted by or on behalf of the Buyer.

(k) Indemnification. The Company (the “Indemnifying Party”) agrees to indemnify and hold harmless Buyer and all its respective officers, directors, employees, investors, agents, members and managers (the “Indemnified Party”) for any loss or damage, including, without limitation, the fees, costs and disbursements of legal counsel, arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in Sections 9 and 10 hereof or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred with respect to claims by third parties.

Promptly after receipt of notice of the commencement of any action against an Indemnified Party, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof and the basis hereunder upon which a claim for indemnification is asserted, but the failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. In the event of the commencement of any such action, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof with counsel satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal expenses (including attorneys' fees, costs and disbursements) subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, PROVIDED, HOWEVER, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

As to cases in which the Indemnifying Party has assumed and is providing the defense for the Indemnified Party, the control of such defense shall be vested in the Indemnifying Party; provided that the consent of the Indemnified Party shall be required prior to any settlement of such case or action, which consent shall not be unreasonably withheld. As to any action, the party which is controlling such action shall provide to the other party reasonable information (including reasonable advance notice of all proceedings and depositions in respect thereto) regarding the conduct of the action and the right to attend all proceedings and depositions in respect thereto through its agents and attorneys, and the right to discuss the action with counsel for the party controlling such action.

(l) Publicity. The Company and the Buyer shall have the right to review a reasonable period of time before issuance of any press releases, filings with the SEC, FINRA or any stock exchange or interdealer quotation system, or any other public statements with respect to the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or public filings with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon). The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Buyers without the consent of the Buyers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

(m) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby.

(n) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(o) Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

(p) Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Buyer, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that Buyer shall be entitled, in addition to all other available remedies in law or in equity, to seek an injunction or injunctions to prevent or cure any breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing economic loss and without any bond or other security being required.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Buyer does represent and certify under penalty of perjury that the foregoing statements are true and correct and that Buyer by the following signature(s) executed this Agreement.

Dated this 8th day of May, 2008.

Your Signature	PRINT EXACT NAME IN WHICH YOU WANT THE SECURITIES TO BE REGISTERED

Buyer’s Entity Type and Residency:

DELIVERY INSTRUCTIONS:
Name: Please Print	Please type or print address where your security is to be delivered

ATTN.:
Title/Representative Capacity (if applicable)

Name of Company You Represent (if applicable)	Street Address

Place of Execution of this Agreement	City, State or Province, Country, Offshore Postal Code

Phone Number (For Federal Express) and Fax Number (re: Notice)

THIS AGREEMENT IS ACCEPTED BY THE COMPANY ON THE 8th DAY OF MAY, 2008.

Alternative Construction Technologies, Inc.

By:____________________________________
Print Name:______________________________
Title:___________________________________

SCHEDULE OF BUYERS OF ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC. GRID NOTE

(1)	(2)	(3)	(4)	(5)	(6)
Buyer	Address and Facsimile Number	Pro Rata Percentage of Credit Limit Commitment	Aggregate Number of Warrant Shares	Purchase Price	Legal Representative’s Address and Facsimile Number

BridgePointe Master Fund Ltd.	1120 Sanctuary Parkway Suite 325 Alpharetta, GA 30004 Facsimile: 770-777-5844	50%	_________	$_______	P. Bradford Hathorn, Esq. Roswell Capital Partners, LLC 1120 Sanctuary Parkway, Suite 325 Alpharetta, GA 30004 Facsimile: 770-777-5844

CAMOFI MASTER LDC, a Cayman Islands Limited Duration Company	c/o Centrecourt Asset Management 350 Madison Avenue 8th Floor New York City, NY 10017 Facsimile: 646-758-3751	50%			Michael Loew, Esq. General Counsel Facsimile: 646-758-6751

Total:		$_________	________	$_______